                          ASSET PURCHASE AGREEMENT



          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 27th day of October, 1995, by and between PCT HOLDINGS, INC., a Nevada corporation ("PCTH"), PCT HOLDINGS, INC., a Washington corporation and wholly owned subsidiary of PCTH ("PCTH-WA"), SEISMIC SAFETY PRODUCTS, INC., a Washington corporation and wholly owned subsidiary of PCTH-WA ("Buyer"), SEISMIC SAFETY PRODUCTS, INC., a Florida corporation ("Seller"), JAMES C. McGILL ("J. McGill"), ROBERT L. McGILL ("R. McGill") and WADE L. KOHN ("Kohn"). J. McGill, R. McGill and Kohn are together referred to as the "Affiliates," and each is sometimes referred to as an "Affiliate."

                                  RECITALS
                                  --------


     A. Seller is currently in the business of manufacturing and selling automatic earthquake gas shut-off valves and other earthquake safety products (the "Business");

     B. On or about the date of this Agreement, PCTH-WA and Buyer are entering into a Patent Purchase Agreement with J. McGill and Antonio F. Fernandez (the "McGill/Fernandez Agreement"), pursuant to which Buyer will purchase all of the interest of Messrs. J. McGill and Fernandez in one United States Letter Patent, U.S. Patent No. 5,409,031, granted on April 25, 1995, one United States Patent Application, U.S. Patent Application No. 08/403,098, filed on March 13, 1995, and one International Patent Application, International Application No. PCT/US95/04830, filed on April 24, 1995 (collectively, the "Patents") and certain intellectual property rights related thereto.

     C. Seller is a party to a License Agreement dated April 24, 1995 (the "License Agreement"), pursuant to which Seller licenses the Patents for use in the Business.

     D. The Affiliates are the holders of 1,447,000 of the 2,685,000 issued and outstanding shares of Seller's capital stock.

     E. Buyer desires to purchase from Seller, and Seller desires to sell, substantially all of the assets of the Business, on the terms and subject to the conditions set forth in this Agreement.

     F. To induce PCTH, PCTH-WA and Buyer to enter into this Agreement, Seller and R. McGill have agreed to enter into a noncompetition agreement, as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                 AGREEMENT
                                 ---------

1.   PURCHASE AND SALE.
     -----------------

     1.1 Agreement to Sell and Purchase. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase, on the Closing Date (as defined in Section 1.7), all of the assets, properties, and rights of Seller (other than the excluded assets specified in Section 1.2), tangible and intangible and wherever located, including all of the assets necessary or useful to maintain and operate the Business (the "Assets"), which Assets shall include, without limitation:

          (a) Personal Property. All items of tangible personal property, such as manufacturing, computer and office equipment; drawings, designs and blueprints; tooling; molds; furniture; fixtures; materials and supplies; inventory (whether raw materials, work in process, or finished goods); and spare and replacement parts; including without limitation all such items listed or described on Schedule 1.1(a) and all such items acquired by Seller after the date of this Agreement and on or before the Closing Date, other than to the extent such items are disposed of by Seller prior to the Closing Date in the ordinary course of business without breach of this Agreement;

          (b) Contracts. All rights, benefits and interests of Seller under the contracts, agreements, commitments, purchase orders, sales orders, documents and leases listed on Schedule 1.1(b) or entered into between the date of this Agreement and the Closing Date and expressly assumed by Buyer in writing on the Closing Date (the "Contracts");

          (c) Intellectual Property. All proprietary rights and intangible property of Seller, such as trade secrets, technology, software, operating systems, customer lists, know-how, formulae, slogans, processes, operating rights, goodwill, trade names, and the exclusive right to use the name "Seismic Safety Products, Inc." and any derivation thereof, and all such items acquired by Seller or coming into existence between the date of this Agreement and the Closing Date (the "Intellectual Property");

          (d) Receivables. Any accounts receivable of Seller, including without limitation all such items reflected on Schedule 1.1(d) or arising between the date of this Agreement and the Closing Date;

          (e) Prepaid Expenses. Any deposits or prepaid or deferred items of Seller, such as prepaid insurance; and

          (f) Records. All operating data and records relating to the Business, including without limitation financial and accounting records, correspondence, budgets, and engineering and manufacturing records.

     1.2 Excluded Assets. The Assets shall not include the following:

          (a) Corporate Documents. Seller's corporate seal, minute books, charter documents and corporate stock record books; or

          (b) Contracts. Any lease, contract, agreement, commitment, understanding, purchase order, sales order, document or instrument not listed on Schedule 1.1(b), unless Buyer expressly agrees in writing on the Closing Date to assume the obligations thereunder, in which case Seller shall assign its rights and benefits thereunder to Buyer and the same shall be treated as a "Contract" for purposes of this Agreement.

     1.3 Assumption of Liabilities. Except for obligations arising under the Contracts after the Closing Date and obligations specifically listed on
Schedule 1.3, Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing, and except as otherwise provided above, Buyer will not be responsible for any:
(a) liabilities, obligations or debts of Seller for any federal, state or local tax of any nature; (b) liabilities or obligations of Seller to employees (including without limitation accrued vacation or any other employee benefit or severance arrangement); (c) liabilities or obligations of Seller relating to issuances of securities; (d) liabilities or obligations of Seller incurred in connection with distributions to shareholders or in connection with any corporate dissolution; or (e) liabilities or obligations of Seller under any "Environmental Law," as such term is defined in Section 2.19.

     1.4 Purchase Price. The total purchase price for the Assets (the "Purchase Price") shall be (i) $70,000 in cash, plus (ii) 128,750 fully paid and nonassessable, unregistered shares of common stock, $.001 par value, of PCTH (the "PCTH Common Stock").

     1.5 Payment of Purchase Price.

          (a) Cash. $41,666.00 of the Purchase Price has been advanced prior to the date of this Agreement, and the remainder shall have been advanced prior to Closing.

          (b) PCTH Common Stock. A certificate representing the shares of PCTH Common Stock referred to in Section 1.4(ii) shall be delivered to Seller at the Closing (as defined in Section 1.7).

     1.6 Transfer Documents. Provided that all conditions precedent contained in this Agreement have been fulfilled or waived, Seller shall deliver to Buyer, upon payment of the Purchase Price at the Closing Date, assignments, bills of sale, and such other instruments of transfer (in form and substance satisfactory to PCTH, PCTH-WA and Buyer) as may be necessary to transfer to Buyer all of the right, title and interest of Seller in and to the Assets, free and clear of any liens, claims or encumbrances of any kind.

     1.7 Closing. The closing of the transaction contemplated in this Agreement (the "Closing") shall take place on November 30, 1995 (the "Closing Date") at the offices of Stoel Rives, 3600 One Union Square, Seattle, Washington, or at such other time and place as the parties may agree.

2.   REPRESENTATIONS AND WARRANTIES OF SELLER.
     ----------------------------------------

     Seller and R. McGill, jointly and severally, represent and warrant, and J. McGill and Kohn each severally represents and warrants to the best of his knowledge and belief, to PCTH, PCTH-WA and Buyer that:

     2.1 Due Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has full corporate power and corporate authority operate the Business and to enter into and perform its obligations under this Agreement. Seller is not required to be qualified to do business as a foreign corporation in any jurisdiction. Seller has 2,685,000 shares of common stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and held as set forth on Schedule 2.1.

     2.2 Due Authorization. Seller has full corporate power and corporate authority to execute and deliver this Agreement and to perform and carry out its obligations under this Agreement. Each of the Affiliates has full power and authority to execute and deliver this Agreement and to perform and carry out his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Seller and each of the Affiliates and is binding upon and enforceable against Seller and each of the Affiliates in accordance with its terms, except as such enforcement may be limited by equitable principles or by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally. The execution and delivery of this Agreement (as well as all instruments, agreements, certificates, or other documents contemplated hereby) by Seller and each of the Affiliates, and the performance of their obligations thereunder, will not (a) violate any federal, state, county, or local law, rule, or regulation or any applicable decree or judgment of any court or governmental authority, (b) violate any provision of the Articles of Incorporation or Bylaws of Seller, or (c) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which Seller is a party or by which Seller or its property is bound.

     2.3 Consents and Approvals. Other than in accordance with the License Agreement, no consent, approval or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other third party is required for the consummation of the transaction contemplated in this Agreement.

     2.4 Financial Statements. Seller has furnished to Buyer complete and correct copies of all financial records and reports of Seller and all communications with shareholders regarding the financial status of Seller. Seller has not prepared annual or other periodic financial statements since 1992.

     2.5 Absence of Certain Changes. Except as set forth in Schedule 2.5, since January 1, 1995:

          (a) No Damage. Seller has not sustained any damage, destruction or loss, materially and adversely affecting the Business;

          (b) No Debt. Seller has not incurred debt for borrowed money (including without limitation obligations under leases for real or personal property) and has not incurred or increased any obligation or liability except in the ordinary and usual course of its business, nor has Seller forgiven or released any debt or claim, given any waiver of any right of material value or suffered any extraordinary loss;

          (c) No Dividends. Seller has not declared or made any dividend payment or other distribution of property on or with respect to any share of its capital stock;

          (d) No Redemptions. Seller has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock;

          (e) No Liens. Seller has not mortgaged, pledged, otherwise encumbered or subjected to lien any of the Assets or committed itself to do any of the foregoing, except for liens for current taxes that are not yet due and payable and purchase money liens arising out of the purchase or sale of products or services in the ordinary and usual course of business; and

          (f) No Transfers. Seller has not, except in the ordinary and usual course of business and in each case for fair consideration, disposed of, or agreed to dispose of, any of the Assets, or leased or licensed to others or agreed to lease or license, any of the Assets.

     2.6 Real Property. Seller owns no real property and has no other interest in any real property except the lease described in Schedule 1.1(b).

     2.7 Personal Property. Except as set forth in Schedule 2.7, Seller has good and marketable title to all personal property it purports to own, including without limitation all of the personal property identified in
Schedule 1.1(a), free and clear of all mortgages, pledges, liens, conditional sales agreements, leases or other encumbrances of any kind or nature. Except as indicated in Schedule 2.7, the personal property of Seller is in good operating condition and free from material defects.

     2.8 Leases of Real and Personal Property. Schedule 1.1(b) sets forth a complete and correct description of all leases of real or personal property of which Seller is the lessee or the sublessee. Except as described in
Schedule 2.8, each lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder that could reasonably be expected to result in the loss of quiet enjoyment by Seller of the real or personal property that is the subject of the lease.

     2.9 Contracts. Schedule 1.1(b) contains a complete list of all of the contracts or agreements to which Seller is a party or by which Seller is bound. The Contracts are valid, binding and enforceable in accordance with their terms. Seller has performed, or is now performing, its obligations under the Contracts. Except as described on Schedule 2.9, Seller is not in material default (and would not by the lapse of time and/or the giving of notice be in material default) in respect of any of the Contracts, and Seller has not received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to its obligations under any of the Contracts or any notice that any of the Contracts may be totally or partially terminated or suspended by the other parties thereto.

     2.10 Employment Contracts. Seller is not a party to or bound by any employment, collective bargaining or other labor contract or consulting agreements.

     2.11 Insurance. Schedule 2.11 contains a complete list of all insurance policies maintained by Seller covering any property or asset of, or otherwise insuring, Seller or any of the Assets. All policies of fire, liability, workers' compensation and other forms of insurance owned or held by and insuring Seller or the Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Such policies are valid and outstanding policies. Seller has not been refused any insurance with respect to its assets or operations nor had its coverage limited by any insurance carrier during the 12 months prior to the month in which this representation is made.

     2.12 Intellectual Property Rights. Seller does not own any patents, trademarks, copyrights or service marks. Seller owns, or possesses adequate licenses or other rights to use, all other Intellectual Property used in the Business, and the Intellectual Property is sufficient to conduct the Business as it has been and is now being conducted. The operations of Seller do not conflict with or infringe, and no one has asserted that such operations conflict with or infringe, upon any proprietary rights owned, possessed or used by any third party. Seller has not received notice of any claims, disputes, actions, proceedings, suits or appeals pending against Seller that if adversely determined could result in a loss of any Intellectual Property, and none has been threatened. That certain Patent Transfer and Royalty Agreement dated March 14, 1994, between Seller and J. McGill is void and of no effect and was superseded by the License Agreement.

     2.13 Accounts Receivable. Schedule 1.1(d) is a complete and accurate schedule of the accounts receivable of Seller as of the date of this Agreement. These accounts receivable (a) have arisen in the ordinary course of business of Seller; (b) represent valid obligations due to Seller, enforceable in accordance with their terms; and (c) will be collected in the ordinary course of business and will not be subject to any recoupments, setoffs or counterclaims.

     2.14 Absence of Undisclosed Liabilities. Except as disclosed in the Schedules to this Agreement, Seller has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including without limitation any liabilities for taxes. All of the cash portion of the Purchase Price that has been advanced to Seller, or that will be advanced prior to the Closing Date, has been used or will be used to pay outstanding debts to creditors.

     2.15 Taxes. All taxes, assessments, fees, imposts, levies and other charges of any kind, including without limitation interest and penalties, upon Seller, by any taxing authority, federal, state, local or foreign ("Taxes"), that have become due and payable have been paid, other than those not yet delinquent. Seller has duly filed with the appropriate government agencies all returns and reports with respect to Taxes required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by Seller or any affiliated corporation. There is no pending federal, state or local tax dispute concerning Seller or in any way affecting the Business or the Assets.

     2.16 Litigation. There is no action, dispute, claim, proceeding, suit, appeal or investigation pending against Seller or involving the Business or any of the Assets before any court, agency, authority, arbitration panel or other tribunal, and, to the best of the knowledge of the Affiliates and Seller, none has been threatened. To the best of the knowledge of the Affiliates and Seller, there are no facts that, if forming the basis of any action, dispute, claim, proceeding, suit, appeal or investigation by any customer, governmental authority or other person, could reasonably be expected to result in a judgment or other determination that would have a material adverse effect on the Business or the Assets. Neither Seller nor any of the Assets is subject to any judgment, order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor has Seller received notice that it is in default with respect to any judgment, order, writ, injunction or decree. There are no actions, proceedings, suits, investigations or inquiries pending that question the validity of this Agreement or any action taken or to be taken pursuant hereto.

     2.17 Compliance with Laws. The Business has been conducted in accordance with all applicable laws, rules, regulations, orders, licenses, permits and authorizations of federal, state, local and foreign governmental authorities, and there are in full force and effect all licenses, permits and authorizations necessary for Seller to operate the Business as presently conducted. Seller has not received any notice of alleged violations that would provide a reasonable basis for a determination by any court, agency, authority, arbitration panel or other tribunal of any material liability against Seller.

     2.18 Labor Matters. Seller is in compliance with applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and Seller is not engaged in any unfair labor practice.

     2.19 Environmental Matters. Except as described on Schedule 2.19, no "Hazardous Substance," as hereinafter defined, is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured or otherwise handled on any real property owned or leased by Seller (the "Real Estate") or has otherwise come to be located on or under the Real Estate. All wastes generated by the Business have been properly disposed of or recycled in compliance with all applicable Environmental Laws. No "Asbestos-Containing Material," as hereinafter defined, is present in any of the Assets. For purposes of this Agreement, "Hazardous Substance" shall mean any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any Environmental Law. "Environmental Law" shall mean any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment. "Asbestos-Containing Material" shall mean any material containing more than one percent by weight of asbestos.

     2.20 Brokers. Neither Seller nor any of the Affiliates has entered into any arrangement with any broker, finder or investment banker or will incur a fee or any liability for any brokerage or investment banking fee, commission, or finder's fee in connection with the transactions contemplated in this Agreement.

     2.21 Reliance. Seller and the Affiliates recognize and agree that, notwithstanding any investigation by PCTH, PCTH, PCTH-WA and Buyer are relying upon the representations and warranties made by Seller and the Affiliates in this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF PCTH, PCTH-WA AND BUYER.
   ---------------------------------------------------------

     PCTH, PCTH-WA and Buyer represent and warrant to Seller and the Affiliates as follows:

     3.1 Due Organization. PCTH is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and corporate authority to enter into and perform its obligations under this Agreement. PCTH-WA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has full corporate power and corporate authority to enter into and perform its obligations under this Agreement. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has full corporate power and corporate authority to perform its obligations under this Agreement.

     3.2 Due Authorization. PCTH, PCTH-WA and Buyer each has full corporate power and corporate authority to execute and deliver this Agreement and to perform and carry out its obligations under this Agreement. The execution and delivery of this Agreement and performance of the obligations of PCTH, PCTH-WA and Buyer contemplated hereby have been duly and validly authorized by all necessary corporate action of PCTH, PCTH-WA and Buyer. This Agreement has been duly and validly executed and delivered by PCTH, PCTH-WA and Buyer and constitutes the valid and binding obligation of PCTH, PCTH-WA and Buyer, enforceable against them in accordance with its terms, except as such enforcement may be limited by equitable principles or by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally. The execution and delivery of this Agreement (as well as all instruments, agreements, certificates or other documents contemplated hereby) by PCTH, PCTH-WA and Buyer, and their performance of their obligations thereunder, will not (a) violate any federal, state, county, or local law, rule, or regulation or any decree or judgment of any court or governmental authority applicable to them or their property, (b) violate any provision of the Articles of Incorporation of PCTH, PCTH-WA or Buyer, or (c) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which either of them is a party or by which either of them or their property is bound.

     3.3 PCTH Common Stock. At the Closing, Seller will acquire good title to the shares of PCTH Common Stock constituting the Purchase Price (the "Shares"), free and clear of all pledges, security interests, liens, charges, equities or claims. The Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), and, except as provided in Section 4.10, PCTH shall have no obligation to register the Shares.

4. OTHER AGREEMENTS.
   ----------------

     4.1 Noncompetition Covenants.

          (a) Seller. Seller agrees that, for five years following the Closing Date, it will not directly or indirectly engage in or perform any services to, or provide individuals to perform such services to, or own, manage, operate, control, participate in or be connected in any manner with the ownership, management, operation or control of, any business or undertaking that competes with the Business as currently operated or as it will be operated during such five-year period by PCTH, PCTH-WA, Buyer or any affiliate thereof.

          (b) R. McGill. R. McGill agrees that, for five years following the Closing Date, he will not directly or indirectly engage in or perform any services to, or provide individuals to perform such services to, whether on an employment, a consulting or an advisory basis, or own, manage, operate, control, participate in or be connected in any manner with the ownership, management, operation or control of, any business or undertaking that competes with any business of PCTH, PCTH-WA, or Buyer, or any affiliate thereof, in an area of technology that is related to earthquake gas and electricity shutoff and actuator apparatus that are activated by seismic activity, this area of technology specifically excluding, without limitation, technology related to leak-detecting shutoff systems, earthquake alarms and P wave alarms.

     4.2 Sales Tax. Buyer shall pay any sales tax owing in respect of the purchase of the Assets. Buyer shall file all necessary sales tax returns and pay all sales taxes due within the time required by the applicable taxing authority and shall deliver to Seller copies of receipts showing payment.

     4.3 Pre-Closing Covenants.

          (a) Negative Covenants of Seller and the Affiliates. Except as otherwise permitted by this Agreement or with the prior written consent of PCTH, prior to the Closing, Seller shall not:

               (i) Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property) or incur or increase any obligation or liability;

               (ii) Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability;

               (iii) Issue, sell, encumber or give any option or right to purchase any of its capital stock or other securities;

               (iv) Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock;

               (v) Purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock;

               (vi) Mortgage, pledge, otherwise encumber or subject to lien any of the Assets, or commit itself to do any of the foregoing;

               (vii) Dispose of any of the Assets, or lease or license to others, or agree to lease or license, any of the Assets;

               (viii) Acquire any Assets which would be material to the Business;

               (ix) Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment or receipt in any case of an amount in excess of $1,000 annually;

               (x) Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its officers, employees or agents, including without limitation any bonus payments or severance or termination pay; or

               (xi) Agree or commit to do any of the foregoing.

          (b) Affirmative Covenants of Seller and the Affiliates. Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing, Seller shall:

               (i) Operate the Business only in the ordinary course and in accordance with reasonable business practices;

               (ii) Advise Buyer in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any material adverse change or any event, occurrence or circumstance which is likely to cause a material adverse change in the Assets or the Business;

               (iii) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement, use its best efforts to obtain such consent;

               (iv) Use its best efforts to maintain all of the tangible Assets in good operating condition, and take all steps reasonably necessary to maintain the intangible Assets;

               (v) Not cancel or change any policy of insurance relating to the Assets or the Business, unless such cancellation or change is effective only on or after the Closing;

               (vi) Maintain all inventories, spare parts, office supplies and other expendable items included in Assets;

               (vii) Pay and discharge all Taxes prior to the date on which penalties attach thereto;

               (viii) Comply with all laws, rules and regulations applicable to Seller or the Business; and

               (ix) Preserve and maintain its separate corporate existence and not amend its articles of incorporation or bylaws.

     4.4 No Solicitations. Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, the Affiliates and Seller shall refrain, and shall cause their officers, directors and employees and any investment banker, attorney, accountant or other agent retained by any of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, Seller. The Affiliates and Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.5 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this section shall limit the rights of the parties under
Section 5.

     4.6 Further Assurances. Seller and the Affiliates agree that, from time to time and after execution of this Agreement, they will, upon the request of PCTH, PCTH-WA or Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession of full record and actual title to the Assets and full operating control of all rights to make, use and sell the products of the Business, and Seller and the Affiliates will do or have done, execute or have executed, and deliver or have delivered, all further acts, assignments, powers of attorney, and acknowledgements or assurances as reasonably required to assign to and vest in Buyer all of the rights, titles, and interests of Seller in the Assets.

     4.7 Confidentiality. The terms and conditions of this Agreement and all information and materials, including all financial statements and business information, know-how, techniques and other proprietary materials and intellectual property used in the conduct of the respective businesses of the parties hereto, as now conducted or as proposed to be conducted, that have been divulged or provided during the negotiation of this Agreement are the confidential information of the party owning such information and materials (the "Confidential Information"). Unless the owner of the relevant Confidential Information consents in writing to the contrary, no Confidential Information shall be divulged, except on a need to know basis to directors, officers or key employees involved in the transactions contemplated hereby and such third party consultants as need the Confidential Information for tax, legal, accounting, or similar purposes, or as required by applicable law; provided that this obligation will not apply to PCTH, PCTH-WA or Buyer after the Closing Date.

     4.8 Disclosure. Any press release or public disclosure regarding the execution of the Agreement or the terms hereof will be made at the sole discretion of PCTH, PCTH-WA or Buyer.

     4.9 Consulting Agreement. For a period of three months after the Closing Date, R. McGill agrees to provide consulting services to PCTH, PCTH-WA and Buyer. These services shall include, but shall not be limited to, assistance with the relocation, establishment and organization of the Assets for PCTH, PCTH-WA and Buyer and general consultation with respect to the Business, as requested by PCTH, PCTH-WA or Buyer. In consideration for these consulting services, PCTH, PCTH-WA or Buyer shall pay R. McGill $5,000 per month during the three-month consulting period, which shall be paid on PCTH's regular payroll days.
In addition, PCTH, PCTH-WA or Buyer shall pay R. McGill's reasonable expenses during the consulting period, provided that such expenses are approved in advance by PCTH. In the event that PCTH determines that it would be desirable to retain R. McGill's services prior to the Closing
Date, then PCTH and McGill may agree upon terms of such additional services.

     4.10 Piggyback Registration Rights. At Closing, PCTH agrees to enter into an agreement (the "Registration Rights Agreement") with Seller and any person who is a shareholder of Seller at Closing and who elects to execute such agreement (the "Eligible Shareholders"). The Registration Rights Agreement will provide that if, at any time (but only once) within two years after Closing, PCTH proposes to register any PCTH Common Stock under the Securities Act of 1933, as amended (except for registrations under compensation plans on Form S-8 or any successor form and except for registrations in connection with the acquisition by merger, tender offer or otherwise of another public company), PCTH will provide to Eligible Shareholders who then hold shares of PCTH Common Stock that were issued pursuant to this Agreement ("Registrable Shares") the opportunity to have their Registrable Shares registered at the expense of PCTH (except any underwriting discounts and commissions), on an equal basis with other shareholders of PCTH. The Registration Rights Agreement will contain other provisions customary in such agreements and agreed upon by PCTH and Seller.

5. TERMINATION.
   -----------

     5.1 Right to Terminate. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

          (a) Mutual Consent. By mutual consent of PCTH and Seller.

          (b) Delay. By either PCTH or Seller, if the Closing shall not have occurred by December 31, 1995; provided, however, that the right to terminate this Agreement under this Section 2.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          (c) Breach by PCTH, PCTH-WA or Buyer . By Seller, if PCTH, PCTH-WA or Buyer breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their agreements contained here.

          (d) Breach by Seller. By PCTH, if Seller or the Affiliates breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their agreements contained herein.

     5.2 Certain Obligations to Cease. If this Agreement is terminated pursuant to Section 5.1, all obligations of the parties to this Agreement shall terminate and there shall be no liability of any party hereto to any other party, except: (i) as set forth in Sections 4.7 and 8.6; (ii) that nothing herein will relieve any party from liability for any willful breach of this Agreement; and (iii) that in the event of such termination, Seller and R. McGill shall be responsible, jointly and severally, for refunding to PCTH the full amount of the cash portion of the Purchase Price that has been advanced to Seller as of the termination date, or providing to PCTH, PCTH-WA or Buyer full, unencumbered title to equipment acceptable to PCTH, at PCTH's discretion, with a value of no less than the amount advanced.

6. INDEMNIFICATION.
   ---------------

     6.1 Indemnification. Seller and R. McGill, jointly and severally, agree to indemnify and hold harmless PCTH, PCTH-WA and Buyer, and any of the affiliates, officers, directors, employees, successors, assigns or agents (the "Related Persons") of PCTH, PCTH-WA and Buyer, from and against any losses, damages, liabilities, costs and expenses, including without limitation any attorneys' fees, technical expert fees and any other expenditures for defense, and damages and settlement disbursements ("Losses") that may be incurred (a) as a result of any breach of, misrepresentation or inaccuracy in, or omission from, any representation or warranty made by Seller or R. McGill in this Agreement or related agreements or documents or (b) arising out of the conduct of the Business prior to Closing. The Affiliates other than R. McGill each agree, severally, to indemnify and hold harmless PCTH, PCTH-WA and Buyer, and any Related Persons of PCTH, PCTH-WA or Buyer, from and against all Losses that may be incurred (a) as a result of any breach of, misrepresentation or inaccuracy in, or omission from any representation or warranty made by such Affiliate in this Agreement or related agreements or documents or (b) arising out of such Affiliate's involvement in the operation of the Business prior to Closing. PCTH, PCTH- WA and Buyer agree to indemnify and hold harmless Seller and the Affiliates, and any of their Related Persons, from and against any Losses that may be incurred (a) as a result of any breach of, misrepresentation or inaccuracy in, or omission from, any representation or warranty made by PCTH, PCTH-WA or Buyer in this Agreement or related agreements or documents or (b) arising out of the conduct of the Business after Closing.

     6.2 Indemnification Procedures.

          (a) Claim Notice. In the event that an indemnified person reasonably determines that it is entitled to indemnification pursuant to
Section 6.1, the indemnified person shall provide written notice to the indemnifying persons, specifying in reasonable detail the nature and estimated amount of the claim.

          (b) Third-Party Claims. If the claim specified in the claim notice relates to a third-party claim, the indemnifying persons shall have 15 days after their receipt of the claim notice to notify the indemnified person whether the indemnifying persons agree that the claim is subject to indemnification pursuant to this Section 6 and whether the indemnifying persons elect to defend such third-party claim at their own expense. If the claim relates to a third-party claim that the indemnifying persons elect to defend, the indemnified person shall reasonably cooperate with such defense. The indemnified person shall, however, be entitled to participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and shall be entitled to approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. If the indemnifying persons do not timely elect to defend a third-party claim, or if the indemnifying persons fail to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying persons.

          (c) Claims Other Than Third-Party Claims. If the claim does not relate to a third-party claim, the indemnifying persons shall have 30 days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying persons accept liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying persons do not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the claim notice.

7. CONDITIONS PRECEDENT TO CLOSING.
   -------------------------------

     7.1 Conditions Precedent to the Obligations of PCTH, PCTH- WA and Buyer. The obligations of PCTH, PCTH-WA and Buyer to close the transaction contemplated in this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by PCTH):

          (a) Representations, Warranties and Covenants. All representations and warranties of the Affiliates and Seller made in this Agreement, or in any certificate delivered pursuant hereto, shall be true and complete in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date.

               (i) All of the terms, covenants and conditions to be complied with and performed by the Affiliates and Seller at or prior to the Closing shall in all material respects have been complied with or performed thereby.

               (ii) Buyer, PCTH-WA and PCTH shall have received a certificate from the Affiliates and Seller, dated as of the Closing Date and executed by the President of Seller and by each Affiliate, to the effect that the representations and warranties of the Affiliates and Seller contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that the Affiliates, and Seller have in all material respects each complied with or performed all terms, covenants and conditions to be complied with or performed by such party at or prior to the Closing.

               (iii) Seller shall have delivered to Buyer, PCTH- WA and PCTH certified copies of the resolutions of the Board of Directors and the shareholders of Seller authorizing the execution, delivery and performance of this Agreement and all other actions taken or to be taken by Seller in connection with this Agreement.

          (b) Compliance with Securities Laws. All actions shall have been taken and all filings shall have been made which counsel to Seller and PCTH deem to be necessary and appropriate for the transactions contemplated herein to have been carried out in compliance with federal and applicable state securities laws. The parties agree that this condition does not require the registration of the Shares under the Securities Act of 1933, as amended, or under any state blue sky law.

          (c) Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer, PCTH, PCTH-WA, Seller or any Affiliate to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

          (d) No Adverse Change. There shall not have been any material adverse change in the Assets or the Business since the date of this Agreement.

          (e) Registration Rights Agreement. PCTH shall have executed and delivered the Registration Rights Agreement.

          (f) Actions Satisfactory to PCTH's Counsel. All actions, proceedings, instruments and documents (including without limitation bills of sale and assignment documents) required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for PCTH.

          (g) License Agreement. The License Agreement between Seller and Seismic Safety Products, Inc., dated April 24, 1995, shall have been terminated, and thereby rendered null and void in its entirety.

          (h) Name. Seller shall have changed its corporate name.

          (i) Closing Documents. Seller shall have executed and delivered to PCTH, PCTH-WA and Buyer all documents required to be delivered by Seller pursuant to this Agreement, in form reasonably satisfactory to PCTH and its counsel.

          (j) Cash Advance. Seller shall have provided to PCTH a complete record of all payments made out of the cash portion of the Purchase Price.

     7.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to close the transaction contemplated in this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by Seller):

          (a) Representations, Warranties and Covenants. All representations and warranties of PCTH, PCTH-WA and Buyer made in this Agreement, or in any certificate delivered pursuant hereto, shall be true and complete in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date.

               (i) All of the terms, covenants and conditions to be complied with and performed by PCTH, PCTH-WA and Buyer at or prior to the Closing shall in all material respects have been complied with or performed thereby.

               (ii) Seller shall have received a certificate from PCTH and Buyer dated as of the Closing Date and executed by their Presidents to the effect that the representations and warranties of PCTH, PCTH-WA and Buyer contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that PCTH, PCTH- WA and Buyer have in all material respects each complied with or performed all terms, covenants and conditions to be complied with or performed by such party at or prior to the Closing.

               (iii) PCTH, PCTH-WA and Buyer shall have delivered to Seller certified copies of the resolutions of the Board of Directors of PCTH, PCTH-WA and Buyer authorizing the execution, delivery and performance of this Agreement and all other actions taken or to be taken by PCTH, PCTH-WA and Buyer in connection with this Agreement.

          (b) Certificate. PCTH shall have delivered to Seller a certificate representing the Shares constituting the Purchase Price.

          (c) Cash Payment. PCTH shall have paid to Seller the cash portion of the Purchase Price.

          (d) Assumption of Liabilities. PCTH, PCTH-WA or Buyer shall have executed an assumption agreement, assuming Seller's liabilities described on Schedule 1.3.

     7.3 Condition Precedent to the Obligations of All Parties. The obligation of all parties to close the transaction contemplated in this Agreement are subject to the closing, prior to or simultaneously with the Closing, of the purchase by PCTH, PCTH-WA or Buyer of the Patents.

8. MISCELLANEOUS.
   -------------

     8.1 Waiver or Modification of Agreement. No modification or waiver of any provision of this Agreement, nor any consent to any departure by either party herefrom, shall in any event be effective unless the same shall be in writing and signed by the party against which enforcement of such modification or waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.2 Amendment of Agreement. This Agreement may be amended with respect to any provision contained herein by a written instrument duly executed on behalf of each party hereto.

     8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or three days after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:

   If to PCTH, PCTH-WA or Buyer:
   ----------------------------

        PCT Holdings, Inc.
        434 Olds Station Road
        Wenatchee, Washington  98801
        Attn.:  Donald A. Wright

        Telephone:     (509) 664-8000
        Facsimile:     (509) 664-6868
        and

        c/o Cashmere Manufacturing, Inc.
        102 Maple Street
        Cashmere, Washington  98815
        Attn:  John Eder

        Telephone:     (509) 782-2455
        Facsimile:     (509) 782-2580

        with a copy to:

        Sheryl A. Symonds, Esq.
        Stoel Rives
        36th Floor, One Union Square
        600 University Street
        Seattle, Washington  98101-3197

        Telephone:     (206) 386-7611
        Facsimile:     (206) 386-7500

   If to Seller:
   ------------

        c/o Bob McGill
        2174 Kent Ave. W.
        Clearwater, Florida  34624

        Telephone:     (813) 539-1468

   If to the Affiliates:
   --------------------

        James C. McGill
        c/o Elena McGill
        520 Ivy Street
        Glendale, CA  91024

        Telephone:     (818) 548-0083
        Facsimile:     (818) 548-6986

        Robert L. McGill
        2174 Kent Ave. W.
        Clearwater, Florida  34624

        Telephone:     (813) 539-1468

        Wade L. Kohn
        2059 Arbor Drive
        Clearwater, Florida  34620

        Telephone:     (813) 539-8750

or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

     8.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart.

     8.5 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing Date.

     8.6 Expenses. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein.

     8.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of PCTH, PCTH-WA, Buyer, Seller, the Affiliates, and their representatives, successors, and permitted assigns, in accordance with the terms hereof.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

     8.9 Governing Law. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of Washington.

     8.10 Attorneys' Fees. If suit, action or appeal is filed by any party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses.

     8.11 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     8.12 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

     8.13 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     8.14 Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date and year first above written.

                                  PCTH:

                                  PCT HOLDINGS, INC., a Nevada corporation


                                  By /s/ DONALD A. WRIGHT
                                     -------------------------------------
                                    Its President


                                  PCTH-WA:

                                  PCT HOLDINGS, INC., a Washington corporation


                                  By /s/ DONALD A. WRIGHT
                                     -------------------------------------
                                    Its President


                                  BUYER:

                                  SEISMIC SAFETY PRODUCTS, INC., a
                                    Washington corporation


                                  By /s/ JOHN EDER
                                     -------------------------------------
                                    Its President

                                  SELLER:

                                  SEISMIC SAFETY PRODUCTS, INC., a
                                    Florida corporation


                                  By /s/ ROBERT L. McGILL
                                     -------------------------------------
                                    Its President


                                  AFFILIATES:

                                  /s/ JAMES C. McGILL
                                  ------------------------------
                                  JAMES C. McGILL


                                  /s/ ROBERT L. McGILL
                                  ------------------------------
                                  ROBERT L. McGILL


                                  /s/ WADE L. KOHN
                                  ------------------------------
                                  WADE L. KOHN

                                 SCHEDULES


          The Schedules to this Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2).